Exhibit 99.1

NEWS RELEASE November 28, 2023

Contacts: Dan Schlanger, CFO
Kris Hinson, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle Inc.
713-570-3050

Crown Castle Appoints Chris Levendos as
Chief Operating Officer for Towers and Fiber

November 28, 2023 - HOUSTON, TEXAS - Crown Castle Inc. (NYSE: CCI) ("Crown Castle") announced today that, following a monthslong external and internal search, Chris Levendos has been appointed as Executive Vice President and Chief Operating Officer (COO) to lead both of the Company's operating segments, Towers and Fiber. In addition to his previous role as Executive Vice President and COO – Fiber, Mr. Levendos has been acting as interim Executive Vice President and COO – Towers since October 1, 2023.

"Crown Castle brings an unmatched portfolio of towers, small cells, and fiber assets and expertise to the market with a strategic focus on delivering the highest risk-adjusted returns for our shareholders. Chris' exceptional leadership skills and technological depth, coupled with his extensive industry experience, enable us to place our two operating segments under one leader to continue to improve how we reliably build and operate these critical assets for our customers," said Jay Brown, Crown Castle's Chief Executive Officer.

BIOGRAPHY

Chris Levendos was appointed as Crown Castle’s Executive Vice President and Chief Operating Officer in November 2023. Previously, he served as Executive Vice President and Chief Operating Officer – Fiber since December 2020, responsible for leading Crown Castle’s small cell and fiber solutions operations. Prior to this and since joining Crown Castle in June 2018, he served as Vice President of Fiber Operations. Chris is a leading force in driving innovation in network deployment with more than 30 years of experience operating and leading large fiber network organizations, previously serving at Frontier, Google and Verizon. Beginning his career at Verizon as a field technician, Chris progressed through a series of operational and engineering roles over 26 years concluding as the Region President for Verizon’s New York City wireline operations. He holds a BA from SUNY-Plattsburgh, a MS degree from New York University and a MS degree from Stevens Institute of Technology. Chris serves on the boards for the Regional Planning Association (RPA) and INCOMPAS and is a member of the President’s Leadership Council at Stevens Institute of Technology.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 85,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.